                                                                   EXHIBIT 10.20


                                    SECOND
                             AMENDED AND RESTATED
                  WHOLESALE STANDARD OFFER SERVICE AGREEMENT






                           WHOLESALE STANDARD OFFER
                               SERVICE AGREEMENT


                                     among


                        MASSACHUSETTS ELECTRIC COMPANY,

                          NANTUCKET ELECTRIC COMPANY,

                                      and

                            USGEN NEW ENGLAND, INC.










Dated as of September 1, 1998

                                Table of Contents
ARTICLE 1.  BASIC UNDERSTANDINGS.....................................................    1

ARTICLE 2.  DEFINITIONS...............................................................   2

ARTICLE 3.  TERM AND REGULATORY APPROVAL..............................................   5
    3.1   Term........................................................................   5
    3.2   Obtaining and Maintaining Required Permits..................................   5

ARTICLE 4.  SALE AND PURCHASE.........................................................   5
    4.1   Wholesale Standard Offer Service............................................   5
    4.2   Dispatchable Load Credits...................................................   6

ARTICLE 5.  PRICE AND BILLING.........................................................   6
    5.1   Price.......................................................................   6
    5.2   Payment.....................................................................   7
    5.3   Taxes, Fees and Levies......................................................   8

ARTICLE 6.  DELIVERY, LOSSES, AND DETERMINATION AND REPORTING
OF HOURLY LOADS.......................................................................   9
    6.1   Delivery....................................................................   9
    6.2   Losses......................................................................   9
    6.3   Determination and Reporting of Hourly Loads.................................   9

ARTICLE 7.  DEFAULT AND TERMINATION...................................................  10
    7.1   Material Breach and Termination.............................................  10

ARTICLE 8.  NOTICES, REPRESENTATIVES OF THE PARTIES...................................  12
    8.1   Notices.....................................................................  12
    8.2   Authority of Representative.................................................  12

ARTICLE 9.  LIABILITY, INDEMNIFICATION, AND RELATIONSHIP OF PARTIES...................  13
    9.1   Limitation on Consequential, Incidental and Indirect Damages................  13
    9.2   Recovery of Direct Damages Permitted........................................  13
    9.3   Indemnification.............................................................  14
    9.4   Independent Contractor Status...............................................  15

ARTICLE lO. ASSIGNMENT................................................................  15
   10.1   Assignment..................................................................  15

                                       i

ARTICLE 11. FORCE MAJEURE............................................................  16
   11.1   Force Majeure Standard.....................................................  16
   11.2   Force Majeure Definition...................................................  16
   11.3   Obligation to Diligently Cure Force Majeure................................  16

ARTICLE 12. WAIVERS..................................................................  17

ARTICLE 13. REGULATION...............................................................  17
   13.1   Laws and Regulations.......................................................  17
   13.2   NEPOOL Requirements........................................................  17

ARTICLE 14. INTERPRETATION, DISPUTE RESOLUTION.......................................  18
   14.1   Interpretation.............................................................  18
   14.2   Dispute Resolution.........................................................  18

ARTICLE 15. SEVERABILITY.............................................................  18

ARTICLE 16. MODIFICATIONS............................................................  18

ARTICLE 17. SUPERSESSION.............................................................  19

ARTICLE 18. COUNTERPARTS.............................................................  19

ARTICLE 19. HEADINGS.................................................................  19

Appendix A. Standard Offer Fuel Adjustment Provision................................. A-l

Appendix B. Estimation of Supplier Hourly Loads...................................... B-l

Appendix C. Arbitration Agreement.................................................... C-l

                     SECOND AMENDED AND RESTATED WHOLESALE
                        STANDARD OFFER SERVICE AGREEMENT

     This SECOND AMENDED AND RESTATED WHOLESALE STANDARD OFFER SERVICE AGREEMENT ("Agreement") is dated as of September 1, 1998 and is by and among MASSACHUSETTS ELECTRIC COMPANY, a Massachusetts corporation, NANTUCKET ELECTRIC COMPANY, a Massachusetts corporation (these two parties being referred to collectively as "MECO"), and USGen New England, Inc., a Delaware corporation ("Seller"), and amends and restates and supersedes in its entirety the Amended and Restated Wholesale Standard Offer Service Agreement dated as of October 29, 1997 between MECO and Seller. This Agreement provides for the purchase by MECO and the sale by Seller of Wholesale Standard Offer Service, as defined in this Agreement.

                         ARTICLE 1. BASIC UNDERSTANDINGS

     MECO purchases all of its requirements of electricity for resale to its retail electric customers from its affiliate, New England Power Company ("NEP").

     NEP, MECO and other parties have entered into an agreement in settlement of regulatory proceedings before the Federal Energy Regulatory Commission and the Massachusetts Department of Public Utilities (the "Massachusetts Restructuring Agreement") that, among other things, permits MECO to terminate wholesale purchases from NEP, permits current retail customers of MECO to purchase electricity from other suppliers on and after a date defined therein as the "Retail Access Date," or, for a limited time, to purchase Standard Offer Service from MECO, obligates NEP to supply MECO with power sufficient to meet the latter's obligations to supply Standard Offer Service, and obligates NEP to transfer its interests in the electric generating business to another party or parties.

     NEP and Seller have entered an agreement under which Seller will acquire certain NEP generating assets.

     NEP and Seller desire that Seller shall supply electric capacity and energy to MECO to fulfill a portion of NEP's power supply obligations under the Massachusetts Restructuring Agreement.

     Under the Massachusetts Restructuring Agreement, MECO is obligated to afford wholesale power suppliers other than NEP the opportunity to commit to supply MECO with power sufficient to meet MECO's obligation to supply retail Standard Offer Service after the Retail Access Date.

     This Agreement sets forth the terms under which Seller will supply Wholesale Standard Offer Service to MECO, for a period beginning on the Closing Date, to enable MECO to meet the needs of its retail customers for electricity, including all or a portion of the needs of customers receiving retail Standard Offer Service after the Retail Access Date.

                             ARTICLE 2. DEFINITIONS

The following words and terms shall be understood to have the following meanings when used in this Agreement, or in any associated documents entered into in conjunction with this Agreement. In addition, except as otherwise expressly provided, where terms used in this Agreement are defined in the NEPOOL Agreement and not otherwise defined herein, such definitions are expressly incorporated into this Agreement by reference.

Affiliate of MECO - Any company that is a subsidiary of New England Electric
-----------------
System and its successors.

Closing Date - The date upon which the Seller acquires ownership of generating
------------
assets it purchases from NEP.

Commission or FERC - The Federal Energy Regulatory Commission or such successor
------------------
federal regulatory agency as may have jurisdiction over this Agreement.

Contract Termination Date - The date established by the Massachusetts
-------------------------
Restructuring Agreement when the respective obligations of NEP and MECO under NEP's FERC Electric Tariff, Original Volume No. 1, to sell and purchase wholesale electric requirements service shall cease. The Contract Termination Date occurred on March 1, 1998

Department - The Massachusetts Department of Telecommunications and Energy,
----------
formerly named the Massachusetts Department of Public Utilities.

GWh - Gigawatt hour.
---

ISO - The Independent System Operator to be established in accordance with the
---
NEPOOL Agreement and the Interim Independent System Operator Agreement as amended, superseded or restated from time to time.

kWh - Kilowatt- hour.
---

Massachusetts Restructuring Agreement - The Offer of Settlement dated May 28,
-------------------------------------
1997, entered into by and among the Office of the Attorney General of Massachusetts, American National Power, American Tractebel Corporation, Conservation Law Foundation, Division of Energy Resources, KCS Power Marketing, Inc., Low-Income Intervenors, Massachusetts Community Action Directors Association, Massachusetts Energy Directors Association, Massachusetts High Technology Council, Northeast Energy and Commerce Association,

Northeast Energy Efficiency Council, Inc., The Energy Consortium, Union of Concerned Scientists, U.S. Generating Company, Massachusetts Electric Company and Nantucket Electric Company, and New England Power Company, as amended and accepted or approved by the Department and the FERC.

MECO's Service Territory - The geographic area in which MECO provided electric
------------------------
service to retail customers on August 6, 1996.

MECO's System - The electrical system of MECO and/or the electrical system of
-------------
any Affiliate of MECO.

MMBtu - Million British thermal units.
-----

NEP - New England Power Company, an Affiliate of MECO.
---

NEPEX - The New England Power Exchange.
-----

NEPOOL - The New England Power Pool.
------

NEPOOL Agreement - The New England Power Poo1 Agreement dated as of September 1,
----------------
1971, as amended and as may be amended or restated from time to time.

Price - The price set forth in SECTION 5.1, below.
-----

Prime Rate - The prime (or comparable) rate announced from time to time as its
----------
prime rate by the Bank of Boston or its successor, which rate may differ from the rate offered to its more substantial and creditworthy customers.

PTF - Facilities categorized as Pool Transmission Facilities under the NEPOOL
---
Agreement.

Retail Access Date - The date so defined under the Massachusetts Restructuring
------------------
Agreement. The Retail Access Date occurred on March 1, 1998.

Standard Offer Auction - The solicitation by MECO of offers from wholesale
----------------------
power suppliers, including, at their option, NEP and Seller, of electric energy and associated capacity and ancillary services necessary to meet the needs of ultimate customers of MECO eligible for and accepting retail Standard Offer Service on or after the Retail Access Date, and any wholesale electric supply contracts resulting from that solicitation. The solicitation and any contract(s) entered into as a result thereof shall not he on terms that are materially different from those described by MECO in the Massachusetts Restructuring Agreement, the RFQ dated April 3, 1997, and the letter to potential asset purchasers dated June 16, 1997, or result in a material adverse impact on Seller. MECO shall not, without Seller's consent, conduct the

Standard Offer Auction more than once or more than six (6) months prior to and in no event later than the Retail Access Date, which date shall be as reasonably determined by MECO.

Standard Offer Service - The electric service provided by MECO pursuant to the
----------------------
Massachusetts Restructuring Agreement: (i) to retail customers in MECO's Service Territory during the period, if any, during the term of this Agreement preceding the Retail Access Date; and (ii) to all of MECO's retail customers on the Retail Access Date that do not elect to obtain their electric supply from an alternative supplier on or after the Retail Access Date through December 31, 2004.

Wholesale Access Date - The date so defined under the Massachusetts
---------------------
Restructuring Agreement, as the date on which MECO in its sole discretion decides to terminate its purchase from NEP of wholesale requirements service pursuant to NEP's FERC Electric Tariff, Original Volume No. 1, by providing the Commission and the Signatories to the Massachusetts Restructuring Agreement with 90 days advance notice in writing, said date not to be earlier than January 1, 1998.

Wholesale Standard Offer Service - The generation and delivery, to any location
--------------------------------
on the NEPOOL PTF system or MECO's system, of the portion of the electric capacity, energy and ancillary services required by MECO to meet the needs of MECO's ultimate customers taking Standard Offer Service, excluding, after the Retail Access Date, any portion of such requirements that MECO obtains or has contracted to obtain through the Standard Offer Auction, determined in accordance with ARTICLE 4. Seller, as the supplier of Wholesale Standard Offer Service capacity and energy, will be responsible for all present, or future requirements and associated costs for installed capability, operable capability, energy, operating reserves, automatic generation control, including the benefit payments, losses and any congestion charges associated with Seller's supply of Wholesale Standard Offer Service and any other requirements imposed by NEPOOL or the ISO, as they may be in effect from time to time. To the extent that any NEPOOL, ISO or any successor entity expenses or uplift costs are allocated to wholesale suppliers, the portion of such costs associated with Seller's supply of Standard Offer Service will also be the responsibility of Seller. To the extent any costs contemplated by this paragraph are applicable to MECO and recoverable by MECO from its customers, MECO shall be responsible for such costs.

                     ARTICLE 3. TERM AND REGULATORY APPROVAL

3.1  Term
     ----

       The term of this Agreement shall begin at 12:01 am on the Closing Date and continue until the earlier of: (a) 11:59 p.m. on December 31, 2004; or (b) the first date that MECO has no requirements for electric capacity and energy to supply Standard Offer Service that are not satisfied by contracts resulting from the Standard Offer Auction.

3.2  Obtaining and Maintaining Required Permits
     ------------------------------------------

       (a) Performance under this Agreement is conditioned upon all Parties securing and maintaining such federal, state or local approvals, grants or permits as may be necessary for the sale and purchase of Wholesale Standard Offer Service, which shall not include any approvals, grants, or permits necessary for the operation of any particular generating facility. Each Party shall use reasonable efforts to acquire and maintain such approvals, grants or permits. If the acquisition or maintenance of a particular approval, grant, or permit requires a modification to this Agreement, then the Parties agree to negotiate in good-faith to reach a mutually agreeable modification of the Agreement. The Parties are not required to reach such a mutually acceptable modification.

       (b) Seller will file this Agreement with FERC (and any other regulatory agency as may have jurisdiction over the Agreement) in accordance with the provisions of applicable laws, rules and regulations. Seller will be responsible for any filing fees for filing this Agreement with FERC (and any other regulatory agency as may have jurisdiction over the Agreement) and for any regulatory assessments associated with sales under this Agreement. FERC approval of this Agreement shall be a condition to the obligations of the Parties hereunder.

                          ARTICLE 4. SALE AND PURCHASE

4.1  Wholesale Standard Offer Service
     --------------------------------

       Seller shall sell and deliver to the Delivery Points, as defined in
ARTICLE 6, SECTION 6.1, and MECO shall purchase 90.78% of MECO's requirements for Wholesale Standard Offer Service. MECO's requirements for Wholesale Standard Offer Service shall be determined on the basis of ARTICLE 6, SECTION 6.3, below, and the price for such sale and purchase shall be as set forth in ARTICLE 5,
SECTION 5.1, below.

4.2  Dispatchable Load Credits
     -------------------------

       Seller shall have the right, but not the obligation, to elect to purchase a portion of the peak load reduction credits, if any, as provided for in NEPOOL Criteria, Rules and Standards No. 16, associated with MECO's retail customers which are taking Standard Offer Service and which are taking service under MECO's Cooperative Interruptible Service Provision (as defined in MECO's tariffs on file with the Department) ("Dispatchable Load Credits"), during the period commencing at 0001 hours on the Closing Date and ending at 2400 hours on December 31, 2000 (the "Option Period"). Seller may purchase such credits for any, all, or any combination of calendar months during the Option Period.

       In order to receive such credits, Seller shall provide MECO with written notice of such election at least seven days prior to the requested start date. Such notice shall include: (i) the requested start date, which shall be the first day of a calendar month, (ii) the requested end date, which shall be the last day of a calendar month, and (iii) the fixed amount per month of Dispatchable Load Credits (the "Seller's Election"), which shall not exceed 90.78% of the minimum load reduction actually experienced by MECO during the most recent 12 month period, excluding for such period months in which interruptions occurred ("Load Reductions").

       In the event Seller does not provide a timely notice of election for any month, Seller's Election for such month will be presumed to be zero (0) kilowatts.

       MECO will provide Seller during each month of this Agreement with a report on (i) the quantity of Load Reductions for the preceding month and (ii) the number of customers (and associated nominal interruptible load), if any, which ceased taking service under MECO's Cooperative Interruptible Service Provision during the preceding month.

                         ARTICLE 5. PRICE AND BILLING

5.1  Price
     -----

       (a) For each kilowatt hour of Wholesale Standard Offer Service that Seller delivers to the Delivery Points, in accordance with ARTICLE 6, SECTION 6.3, below, MECO shall pay Seller a price equal to the following amounts for each period during the term of this Agreement:

                  ----------------------------------------
                       Period       Price in Cents per
                                           kWh
                  ----------------------------------------
                        1998            3.2 Cents
                  ----------------------------------------
                        1999            3.5 Cents
                  ----------------------------------------
                        2000            3.8 Cents
                  ----------------------------------------
                        2001            3.8 Cents
                  ----------------------------------------
                        2002            4.2 Cents
                  ----------------------------------------
                        2003            4.7 Cents
                  ----------------------------------------
                        2004            5.1 Cents
                  ----------------------------------------

       In addition, in the event of substantial increasers in the market price of No. 6 residual fuel oil (1% sulphur) and natural gas after 1999 as described in Appendix A, MECO shall pay

Seller additional amounts in accordance with the Standard Offer Fuel Adjustment Provision, described in Appendix A, attached and incorporated herein by reference.

       (b) For any month in which Seller elects to receive Dispatchable Load Credits, in accordance with ARTICLE 4, SECTION 4.2, for each kilowatt of Seller's Election, MECO shall be entitled to a reduction in the amount owed to Seller by MECO pursuant to paragraph (a) above at a value calculated pursuant to the second paragraph of ARTICLE 5, SECTION 5.2 using the following rates ("Option Price"):

         --------------------------------------------------------------
               Month Of Transfer        Option Price in Dollars
                                              per KW Month
         --------------------------------------------------------------
            January, February, July,             $3.125
               August, September,
                    December
         --------------------------------------------------------------
               March, April, May,                $1.875
            June, October, November
         --------------------------------------------------------------

5.2  Payment
     -------

       (a) On or before the tenth (10th) day of each month during the term of this Agreement, MECO shall: (i) calculate the amount due and payable to Seller pursuant to this ARTICLE 5 with respect to the preceding month; and (ii) advise Seller of the schedule upon which it shall pay the amount so calculated, which schedule shall comply with paragraph (b), below.

       The amount payable shall be calculated by (i) multiplying the Price specified in the first paragraph of ARTICLE 5, SECTION 5.1, above, for the applicable Contract Period by the quantity of Wholesale Standard Offer Service delivered by Seller to the Delivery Points for MECO's Standard Offer Service customers in the month, as determined in accordance with ARTICLE 6, SECTION 6.3, below and then subtracting the result obtained by (ii) multiplying the Option Price specified in the second paragraph of ARTICLE 5, SECTION 5.1, above, for the applicable month by the Seller's Election for the applicable month, as determined and certified as true and accurate, by Seller.

       Because quantities determined under SECTION 6.3 are estimated, subject to a reconciliation process described in SECTION 6.3(d), quantities used in calculations under this paragraph (a) shall be subject to adjustment, whether positive or negative, in subsequent months' calculations, to reflect that reconciliation process, and any adjusted quantities shall be applied to the Price applicable during the month of the calculation being adjusted. Additional amounts due Seller, if any, from the Standard Offer Fuel Adjustment Provision revenue shall be added to such amount.

       (b) MECO shall pay Seller any amounts due and payable on or before the twenty-fifth (25th) day after the date a calculation is made pursuant to paragraph (a), provided that, if and to the extent MECO pays Seller any portion of the amount due and payable before the twenty-fifth (25th) day after a calculation is made, it shall be entitled, without interest or penalty, to defer payment of an equal portion of the amount due and payable for that month by the lesser of: (i) the same number of days that the early payment preceded the twenty-fifth day after the calculation; and (ii) twenty-five (25) days. If all or any part of any amount due and payable pursuant to paragraph (a) shall remain unpaid thereafter, interest shall thereafter accrue and be payable to Seller on such unpaid amount at a rate per annum equal to two percent (2%) above the Prime Rate in effect on the date of such bill; provided, however, if the amount due
                                         --------  -------
and payable is disputed, interest shall accrue and be payable to Seller on the unpaid amount finally determined to be due and payable at a rate per annum equal to the Prime Rate in effect on the date of the calculation pursuant to paragraph
(a); and provided, further, no interest shall accrue in favor of Seller or MECO
     ---------------------
on amounts that are added to or credited against a calculation due to the adjustment of estimated quantities in accordance with paragraph (a) and ARTICLE 6, SECTION 6.3.

       (c) With respect to reconciliation adjustments pursuant to SECTION 6.3(d) or any error in a calculation (whether the amount is paid or not), any overpayment, underpayment, or reconciliation adjustment will be refunded or paid up, as appropriate. Interest shall accrue from the date of the error or adjustment on the unpaid or overpaid amount finally determined to be due and shall be calculated pursuant to Section 35.19a of the Commission regulations.

5.3  Taxes, Fees and Levies
     ----------------------

       Seller shall be obligated to pay all present and future taxes, fees and levies which may be assessed upon Seller by any entity upon the purchase or sale of electricity covered by the Agreement. To the extent such taxes, fees, and levies are allowed to be, and are actually, recoverable by MECO from its customers, MECO shall reimburse Seller for such taxes, fees, and levies paid by Seller.


         ARTICLE 6. DELIVERY, LOSSES, AND DETERMINATION AND REPORTING
                                OF HOURLY LOADS

6.1  Delivery
     --------

       All electricity shall be delivered to MECO in the form of three-phase sixty-hertz alternating current at any location on the NEPOOL PTF system or MECO's System ("Delivery Points"). Title shall pass to MECO at the Delivery Point and Seller shall incur no expense or risk beyond the Delivery Point other than those described in SECTION 6.2. If the NEPOOL control area experiences congestion, Seller will be responsible for any congestion costs incurred in delivering power across the PTF system to MECO to the extent such costs are imposed by NEPOOL or the ISO on suppliers. Seller shall be responsible for all transmission and distribution costs associated with the use of transmission systems outside of NEPOOL and any local point to point charges and distribution charges needed to deliver the power to the NEPOOL PTF.

6.2  Losses
     ------

       Seller shall be responsible for all transmission and distribution losses associated with the delivery of electricity supplied under this Agreement to the meters of ultimate customers of MECO receiving retail Standard Offer Service, provided, however, that losses do not include service to unmetered facilities for which estimates of kWh use are available and provided, further, that Seller shall not be responsible for unmetered use or consumption of electricity by MECO's Affiliates. Seller shall provide MECO at the Delivery Points with additional quantities of electricity and ancillary services to cover such losses, but Seller shall not be entitled to payment under ARTICLE 5 of this Agreement for such additional quantity. The quantities required for this purpose in each hour of a billing period shall be determined in accordance with NEPOOL's, NEP's and MECO's filed procedures for loss determination.

6.3  Determination and Reporting of Hourly Loads
     -------------------------------------------

       (a) To meet its NEPOOL obligations, Seller, or a NEPOOL member having an own-load dispatch or settlement account with the NEPOOL billing system with whom Seller has a load inclusion agreement, must report to NEPOOL or the ISO the Standard Offer Service load for which Seller is providing Wholesale Standard Offer Service pursuant to this Agreement, including losses. To accomplish this, MECO will estimate its total hourly Standard Offer Service load based upon average load profiles developed for each MECO customer class and MECO's actual total hourly load. Appendix B, attached and incorporated herein by reference, provides a general description of the estimation process that MECO will initially employ (the "Estimation Process"). MECO reserves the right, subject to the approval of appropriate regulatory authorities having jurisdiction, to modify the Estimation Process in the future, provided that any such modification be designed to improve the accuracy of its results and provided further that MECO shall consult with Seller and other similarly situated sellers to the maximum extent permitted by any applicable standards of conduct. MECO will report to NEPOOL, on behalf of Seller or such other NEPOOL member, Seller's hourly Standard Offer Service load, which shall equal the portion of MECO's estimated total Standard Offer Service hourly load for which Seller is responsible for supplying Wholesale Standard Offer Service under this Agreement.

       (b) MECO will report to NEPOOL or the ISO Seller's hourly adjusted Standard Offer Service loads by 1:00 p.m. of the second following business day. This adjusted load should be added by NEPOOL or the ISO to the other NEPOOL load of Seller or such other NEPOOL member.

       (c) At the end of each month, MECO shall aggregate Seller's hourly loads for the month as determined by the Estimation Process. For purposes of
SECTION 5.1, above, the result of the Estimation Process, less losses to the Standard Offer Service customers' meters determined as specified in ARTICLE 6
SECTION 6.2, above, will be deemed to be the quantity of Wholesale Standard Offer Service delivered by Seller to the Delivery Points in a month.

       (d) To refine the estimates of Seller's monthly Standard Offer Service load developed by the Estimation Process, a monthly calculation will be performed to reconcile the original estimate of Seller's Standard Offer Service loads to actual customer usage based on meter reads. MECO will apply any resulting billing adjustment (debit or credit) to Seller's account no later than the last day of the third month following the billing month. Appendix B, attached and incorporated herein by reference, also provides a general description of this reconciliation process.

                      ARTICLE 7. DEFAULT AND TERMINATION

7.1  Material Breach and Termination
     -------------------------------

       (a)    (i)   if MECO fails in any material respect to comply with,
                    observe or perform any covenant, warranty or obligation
                    under this Agreement (except due to causes excused by force
                                                                          -----
                    majeure or attributable to Seller's wrongful act or
                    -------
                    wrongful failure to act); and


              (ii) After receipt of written notice from Seller such failure continues for the Cure Period (as defined below), or, if such failure cannot be reasonably cured within the Cure Period, such further period as shall reasonably be required to effect such cure (except in the case of a payment default), provided that MECO commences within the Cure Period to effect such cure and at all times thereafter proceeds diligently to complete such cure as quickly as possible; then

              (iii) Seller shall have the right to terminate this Agreement, subject to paragraph (c) below. For purposes of this Section 7.1(a), the Cure Period shall mean five days in the case of a failure by MECO to fulfill its payment obligations pursuant to Section 5.2 and forty-five (45) days in the case of a failure by MECO to comply with, observe or perform any other covenant, warranty or obligation under this Agreement. If an unexcused failure to pay continues for fifteen (15) days Seller shall have the right to suspend service until payment is made in full and appropriate security is posted for future payments or terminate this Agreement.

       (b)    (i)    If Seller fails in any material respect to comply with,
                     observe, or perform any covenant, warranty or obligation
                     under this Agreement (except due to causes excused by force
                                                                           -----
                     majeure or attributable to MECO's wrongful act or wrongful
                     -------
                     failure to act); and

              (ii) After receipt of written notice from MECO such failure continues for a period of forty-five (45) days, or, if such failure cannot be reasonably cured within such forty-five
                     (45) day period, such further period as shall reasonably be required to effect such cure, provided that Seller commences within such forty-five (45) day period to effect such cure and at all times thereafter proceeds diligently to complete such cure as quickly as possible; then

              (iii) MECO shall have the right to terminate this Agreement, subject to paragraph (c) below.

       (c) Any termination arising out of the exercise of the termination rights specified in paragraphs (a) or (b) above (with the exception of termination for a payment default) may not take effect unless and until an arbitrator (pursuant to ARTICLE 14, SECTION 14.2 of this Agreement) has made a ruling that the exercise of such termination right was valid. The fact that one party alleged to be in material breach of this Agreement ("Alleged Breaching Party") complies with the request of the other to cure an alleged material breach shall not be considered by the arbitrator as an admission against the Alleged Breaching Party or evidence that such party was or was not in material breach.

       (d) Nothing in this SECTION 7.1 shall be construed to limit the right of any party to seek any remedies for damages, as limited by ARTICLE 9 of this Agreement, even if a cure of an alleged breach is made within the periods of time specified for curing any such breach stated above. The provisions of this
SECTION 7.1 are intended only to provide the exclusive process through which one party may exercise and effectuate its right to terminate this Agreement as a result of a material breach of this Agreement.

              ARTICLE 8. NOTICES, REPRESENTATIVES OF THE PARTIES

8.1  Notices
     -------

       Any notice, demand, or request required or authorized by this Agreement to be given by one party to another party shall be in writing. It shall either be sent by facsimile (confirmed by telephone), overnight courier, personally delivered and acknowledged in writing or by registered or certified mail, (return receipt requested) postage prepaid, to the representative of the other party designated in this ARTICLE 8. Any such notice, demand, or request shall be deemed to be given (i) when sent by facsimile confirmed by telephone, (ii) when actually received if delivered by courier or personal deliver or (iii) three (3) days after deposit in the United States mail, if sent by first class mail.

          Notices and other communications by Seller to MECO shall be addressed to:

                              Michael J. Hager
                              New England Power Service Company
                              25 Research Drive
                              Westborough MA 01582
                              Fax (508) 389-2463

          Notices and other communications by MECO to Seller shall be addressed to:

                              USGen New England, Inc.
                              7500 Old Georgetown Road, 13th Floor
                              Bethesda, MD 20814
                              Attention: Stephen A. Herman, Esq.
                              Fax: (301) 718-6913

          Any party may change its representative by written notice to the others.

8.2  Authority of Representative
     ---------------------------

          The parties' representatives designated in ARTICLE 8, SECTION 8.1 shall have full authority to act for their respective principals in all technical matters relating to the performance of this Agreement. They shall not, however, have the authority to amend, modify, or waive any provision of this Agreement unless they are authorized officers of their respective entities.


                  ARTICLE 9. LIABILITY, INDEMNIFICATION, AND
                            RELATIONSHIP OF PARTIES
                                       .
9.1 Limitation on Consequential, Incidental and Indirect Damages
    ------------------------------------------------------------

          To the fullest extent permissible by law, neither MECO nor Seller, nor their respective officers, directors, agents, employees, parent or affiliates, successor or assigns, or their respective officers, directors, agents, or employees, successors, or assigns, shall be liable to the other party or its parent, subsidiaries, affiliates, officers, directors, agents, employees, successors or assigns, for claims, suits, actions or causes of action for incidental, indirect, special, punitive, multiple or consequential damages including attorney's fees or litigation costs) connected with or resulting from performance or non-performance of this Agreement, or any actions undertaken in connection with or related to this Agreement, including without limitation any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty, strict liability, Massachusetts Gen. Laws ch 93A, statute, operation of law, or any other theory of recovery. The provisions of this SECTION 9.1 shall apply regardless of fault and shall survive termination, cancellation, suspension, completion or expiration of this Agreement.

9.2  Recovery of Direct Damages Permitted
     ------------------------------------

         Notwithstanding the provisions of ARTICLE 9, SECTION 9.1, subject to the duty to mitigate damages as provided under common law of damages recovery, both MECO and Seller shall be entitled to recover their actual, direct damages
(i) incurred as a result of the other party's breach of this Agreement or (ii) incurred as a result of any other claim arising out of any action undertaken in connection with or related to this Agreement. For purposes of avoiding any disputes about the difference between direct damages and consequential damages, the parties agree as follows:

         (a)     (1)     To the extent that MECO is found to be in breach of
                         this Agreement or liable under another cause of action;
                         and

                 (2) as a result of such breach or event giving rise to the cause of action, Seller suffers loss of profits that Seller reasonably expected to have received from MECO under this Agreement had MECO performed under this Agreement; then

                 (3) Seller shall be entitled to recover any lost profits that Seller can demonstrate it lost or will lose as a result of MECO's breach, subject to the duty to mitigate.

         (b)     (1)     To the extent that Seller fails to provide MECO
                         Wholesale Standard Offer Service Power under the terms of this Agreement; and

                 (2) as a result, Seller is found to be in material breach of this Agreement or liable under another cause of action; and

                 (3) subject to the duty to mitigate, MECO purchases (as a result of Seller's failure) power from a third party at a price that is higher than what MECO would have paid under the terms of this Agreement, MECO may recover the difference between the price MECO paid to such third party and the price it would have paid had Seller performed; provided, however, Seller shall not be
                                    --------  -------
                         liable to MECO for lost profits associated with any expected revenue streams from the sale of power to third parties or lost profits from any other contracts acts or sales.

     (c) Except as provided in paragraphs (a) and (b) above, neither MECO nor Seller shall be liable to the other for lost profits arising out of performance, or non-performance of this Agreement, whether such lost profits may be categorized as direct, incidental, indirect, or consequential damages and irrespective of whether such claims are based upon warranty, tort, strict liability, contract, statute (including Mass. G.L. ch 93A), operation of law or otherwise.

9.3 Indemnification
    ---------------

     (a) Seller agrees to defend, indemnify and save MECO, its officers, directors, employees, agents, successors, assigns, and Affiliates and their officers, directors, employees, and agents harmless from and against any and all claims, suits, actions or causes of action for damage by reason of bodily injury, death, or damage to property caused by Seller, its officers, directors, employees, agents or affiliates or caused by or sustained on its facilities, except to the extent caused by an act of negligence or willful misconduct by an officer, director, agent, employee or Affiliate of MECO or their successors or assigns.

     (b) MECO agrees to defend, indemnify and save Seller, its officers, directors, employees, agents, successors, assigns, and affiliates and their officers, directors, employees, and agents harmless from and against any and all claims, suits, actions or causes of action for damage by reason of bodily injury, death, or damage to property caused by MECO, its officers, directors, employees, agents or affiliates or caused by or sustained on its facilities, except to the extent caused by an act of negligence or willful misconduct by an officer, director, agent, employee or Affiliate of Seller or their successors or assigns.

     (c) If any party intends to seek indemnification under this ARTICLE from the other party with respect to any action or claim, the party seeking indemnification shall give the other party notice of such claim or action within fifteen (15) days of the commencement of, or actual knowledge of, such claim or action. Such party seeking indemnification shall have the right, at its sole cost and expense, to participate in the defense of any such claim or action. The party seeking indemnification shall not compromise or settle any such claim or action without the prior consent of the other party, which consent shall not be unreasonably withheld.

9.4 Independent Contractor Status
    -----------------------------

     Nothing in this Agreement shall be construed as creating any relationship between MECO and Seller other than that of independent contractors for the sale and purchase of electricity provided as Wholesale Standard Offer Service.

                            ARTICLE 10. ASSIGNMENT

10.1 Assignment
     ----------

          This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law without the prior written consent of the other party, nor is this Agreement intended to confer upon any other Person except the parties hereto any rights or remedies hereunder. Notwithstanding the foregoing,
(i) MECO may, without Seller's prior written consent, (A) assign all or a portion of its rights and obligations under this Agreement to any Affiliate of MECO or (B) assign its rights and obligations hereunder, or transfer such rights and obligations by operation of law, to any corporation or other entity with which or into which MECO shall merge or consolidate or to which MECO shall transfer all or substantially all of its assets, provided that such Affiliate or other entity agrees to be bound by the terms thereof; provided, in either case, that the assignee or transferor shall have senior securities rated investment grade or better; (ii) the Seller may assign all of its rights and obligations hereunder to any wholly owned Subsidiary (direct or indirect) of PG&E Corporation and upon the MECO's; receipt of notice from Seller of any such assignment, the Seller will be released from all liabilities and obligations hereunder, accrued and unaccrued, such assignee will be deemed to have assumed, ratified, agreed to be bound by and perform all such liabilities and obligations, and all references herein to "Seller" shall thereafter be deemed references to such assignee, in each case without the necessity for further act or evidence by the parties hereto or such assignee; provided, however, that no such assignment and assumption shall release the Buyer from its liabilities and obligations hereunder unless the assignee shall have acquired all or substantially all of the Buyer's assets; provided, further, however, that no such assignment and assumption shall relieve or in any way discharge PG&E Corporation from the performance of its duties and obligations under the Guaranty dated as of the date of this Agreement executed by PG&E Corporation, and (iii) the Seller or its permitted assignee may assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee or lending institution(s) for the purposes of financing or refinancing the Purchased Assets, including upon or pursuant to the exercise of remedies under such financing or refinancing, or by way of assignments, transfers, conveyances or dispositions in lieu thereof; provided, however, that no such assignment or disposition shall relieve or in any way discharge the Seller or such assignee from the performance of its duties and obligations under this Agreement. MECO agrees to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, conveyance, pledge or disposition of rights hereunder so long as MECO's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

                           ARTICLE 11. FORCE MAJEURE

11.1 Force Majeure Standard
     ----------------------

     The parties shall be excused from performing their respective obligations hereunder and shall not be liable in damages or otherwise, if and only to the extent that they are unable to so perform or are prevented from performing by an event of force majeure.
         -------------

11.2 Force Majeure Definition
     ------------------------

     An event of force majeure includes, without limitation, storm, flood,
                 -------------
lightning, drought, earthquake, fire, explosion, equipment failure, civil disturbance, labor dispute, act of God or the public enemy, action of a court or public authority, or any other cause beyond a party's control but only if and to the extent that the event directly affects the availability of the transmission or distribution facilities of NEPOOL, MECO or an Affiliate of MECO necessary to deliver Wholesale Standard Offer Service to MECO's customers. Events affecting the availability or cost of operating any generating facility shall not be events of force majeure.
          -------------

11.3 Obligation to Diligently Cure Force Majeure
     -------------------------------------------

     If any party shall rely on the occurrence of an event or condition described in ARTICLE 11, SECTION 11.2, above, as a basis for being excused from performance of its obligations under this Agreement, then the party relying on the event or condition shall:

          a. provide written notice to the other parties promptly but in no event later than 5 days of the occurrence of the event or condition giving an estimation of its expected duration and the probable impact on the performance of its obligations hereunder;

          b. exercise all reasonable efforts to continue to perform its obligations hereunder;

          C. expeditiously take reasonable action to correct or cure the event or condition excusing performance provided that settlement of
                                                 -------- ----
               strikes or other labor disputes will be completely within the sole discretion of the party affected by such strike or labor dispute;

          d. exercise all reasonable efforts to mitigate or limit damages to the other parties to the extent such action will not adversely affect its own interests; and

          e. provide prompt notice to the other parties of the cessation of the event or condition giving rise to its excuse from performance.

                              ARTICLE 12. WAIVERS

     The failure of either party to insist in any one or more instance upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights under this Agreement shall not be construed as a general waiver of any such provision or the relinquishment of any such right, but the same shall continue and remain in full force and effect, except with respect to the particular instance or instances.


                           ARTICLE 13. REGULATION

13.1 Laws and Regulations
     --------------------

     This Agreement and all rights, obligations, and performances of the parties hereunder, are subject to all applicable Federal and state laws, and to all duly promulgated orders and other duly authorized action of governmental authority having jurisdiction.

13.2 NEPOOL Requirements
     -------------------

     This Agreement must comply with all NEPOOL Criteria, Rules, and Standard Operating Procedures ("Rules"). If, during the term of this Agreement, the NEPOOL Agreement is terminated or amended in a manner that would eliminate or materially alter a Rule affecting a right or obligation of a party hereunder, or if such a Rule is eliminated or materially altered by NEPOOL, the parties agree to negotiate in good faith in an attempt to amend this Agreement to incorporate a replacement Rule ("Replacement Rule"). The intent of the parties is that any such Replacement Rule reflect, as closely as possible, the intent and substance of the Rule being replaced as such Rule was in effect prior to such termination or amendment of the NEPOOL Agreement or elimination or alteration of the Rule. If the parties are unable to reach agreement on such an amendment, the parties agree to submit the matter to arbitration under the terms of Appendix C, attached and incorporated herein by reference, and to seek a resolution of the matter consistent with the above stated intent.


                 ARTICLE 14. INTERPRETATION DISPUTE RESOLUTION

14.1 Interpretation
     ------------

     The interpretation and performance of this Agreement shall be in accordance with and controlled by the laws of The Commonwealth of Massachusetts.

14.2  Dispute Resolution
      ------------------

      All disputes between MECO and Seller arising out of relating to this Agreement which are defined as "Arbitrable Claims" in SECTION 2 of Appendix C, attached and incorporated herein by reference, shall be resolved by binding arbitration and be governed by the terms of such Arbitration Agreement. Any arbitration of an Arbitrable Claim that is substantially related to an arbitrable claim under a Wholesale Standard Offer Service Agreement between Seller and The Narragansett Electric Company shall be conducted jointly with the arbitration of the latter claim, before the same panel of arbitrators, with MECO and The Narragansett Electric Company jointly exercising their rights regarding the selection of arbitrators. Any decisions of the arbitrators shall be final and binding upon the parties.


                           ARTICLE 15. SEVERABILITY

     If any provision or provisions of this Agreement shall be held invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby.


                          ARTICLE 16.  MODIFICATIONS

     No modification to this Agreement will be binding on any party unless it is in writing and signed by all parties.


                           ARTICLE 17.  SUPERSESSION

     This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and its execution supersedes any other agreements, written or oral, between the parties concerning such subject matter.


                           ARTICLE 18.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument.

                             ARTICLE 19. HEADINGS

     Article and Section headings used throughout this Agreement are for the convenience of the parties only and are not to be construed as part of this Agreement.

     IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement on their behalf as of the date first above written.

                                        MASSACHUSETTS ELECTRIC COMPANY

                                        BY: Lawrence J. Reilly
                                           ---------------------------------
                                            Lawrence J. Reilly

                                        Its President
                                           ---------------------------------



                                        NANTUCKET ELECTRIC COMPANY

                                        BY: Lawrence J. Reilly
                                           ---------------------------------
                                            Lawrence J. Reilly

                                        Its President
                                           ---------------------------------


                                        USGEN NEW ENGLAND, INC.

                                        BY: James V. Mahoney
                                           ---------------------------------
                                            James V. Mahoney

                                        Its Senior Vice President
                                           ---------------------------------

                          Appendix A. Standard Offer
                           Fuel Adjustment Provision


         In the event of substantial increases in the market prices of No. 6 residual fuel oil (1% sulphur) and natural gas after 1999, MECO will pay additional amounts to Seller in accordance with this Standard Offer Fuel Adjustment Provision, which is calculated as follows:

         The Stipulated Price that is in effect for a given billing month is multiplied by a "Fuel Adjustment" that is set equal to 1.0 and thus has no impact on the rate paid unless the "Market Gas Price" plus "Market Oil Price"
                                                      ----
for the billing month exceeds the "Fuel Trigger Point" then in effect, where:

             The Stipulated Price is the following predetermined, flat
             --------------------
             rate, for energy consumed at the customer meter point:


                   Calendar Year              Price per Kilowatt hour
                   -------------              -----------------------

                       1998                        2.8 cents
                       1999                        3.1 cents
                       2000                        3.4 cents
                       2001                        3.8 cents
                       2002                        4.2 cents
                       2003                        4.7 cents
                       2004                        5.1 cents

         Seller will be paid the difference between the Stipulated Price as adjusted in accordance with this Standard Offer Fuel Adjustment Provision and the Stipulated Price for each kilowatt-hour it provides in the applicable month.

         Market Gas Price is the average of the values of "Gas Index" for the
         ----------------
most recent available twelve months, where:

             Gas Index is the average of the daily settlement prices for the
             ---------
             last three days that the NYMEX Contract (as defined below) for the month of delivery trades as reported in the "Wall Street Journal", expressed in dollars per MMBtu. NYMEX Contract shall mean the New York Mercantile Exchange Natural Gas Futures Contract as approved by the Commodity Futures Trading Commission for the purchase and sale of natural gas at Henry Hub;

         Market Oil Price is the average of the values of "Oil Index" for the
         ----------------
most recent available twelve months, where:

                  Oil Index is the average for the month of the daily low
                  ---------
                  quotations for cargo delivery of 1.0% sulphur No. 6 residual fuel oil into New York harbor, as reported in "Platt's Oilgram U.S. Marketscan" in dollars per barrel and converted to dollars per MMBtu by dividing by 6.3; and

         If the indices referred to above should become obsolete or no longer suitable, MECO shall file alternate indices with the Massachusetts Department of Public Utilities.

         Fuel Trigger Point is the following amounts, expressed in dollars per
         ------------------
MMBtu, applicable for all months in the specified calendar year:

                          2000                            $5.35/MMBtu
                          2001                            $5.35
                          2002                            $6.09
                          2003                            $7.01
                          2004                            $7.74

         In the event that the Fuel Trigger Point is exceeded, the Fuel Adjustment value for the billing month is determined based according to the following formula:

         Fuel =         (Market Gas Price + $.6O/MMBtu)+(Market Oil Price + $.04/MMBtu)
       Adjustment       ---------------------------------------------------------------
                                      Fuel Trigger Point + $.60 + $.04/MMBtu


         Where:

               Market Gas Price, Market Oil Price and Fuel Trigger Point are as defined above. The values of $.60 and $.04/MMBtu represent for gas and oil respectively, estimated basis differentials or market costs of transportation from the point where the index is calculated to a proxy power plant in the New England market.

         For example if at a point in the year 2002 the Market Gas Price and Market Oil Price total $6.50 ($3.50/MMBtu plus $3.00/MMBtu respectively), the Fuel Trigger Point of $6.09 would be exceeded. In this case the Fuel Adjustment value would be:

               ($3.50+$.60/MMBtu)+($3.00+$.04/MMBtu) = 1.0609
               ------------------------------------
                     $6.09+$.60+$.04/MMBtu

The Stipulated Price is increased by this Fuel Adjustment factor for the billing month, becoming 4.4548 (cents)/kWh (4.2 x 1.0609).

          In subsequent months the same comparisons are made and, if applicable, a Fuel Adjustment determined.

                Appendix B. Estimation of Supplier Hourly Loads

Overview

          Generating units operated by suppliers are dispatched by the power pool to meet the region's electrical requirements reliably, and at the lowest possible cost. As a result, a supplier's electricity production may not match the demand of its customers. In each hour some suppliers with low cost production units are net sellers of electricity to the pool, while other suppliers are purchasing power from the pool to meet the demand of their customers. To determine the extent to which suppliers are net buyers or sellers on an hourly basis, it is necessary to estimate the hourly aggregate demand for all of the customers served by each supplier ("own-load"). MECO will estimate Seller's Wholesale Standard Offer Service "own-load" within MECO's service territory and report the hourly results to NEPOOL or the ISO on a daily basis.

          The estimation process is a cost effective approach to producing results that are reliable, unbiased and reasonably accurate. The hourly load estimates will be based on rate class load profiles which will be developed from statistically designed samples. Each day, the class load shapes will be scaled to the population of customers served by each supplier. In cases where telemetered data on individual customers are available, they will be used in place of the estimated shapes. On a monthly basis, the estimates will be refined by incorporating actual usage data obtained from meter readings. In both processes, the sum of all suppliers' estimated loads will match the total load delivered into the distribution system. A description of the estimation process follows.

Daily Estimation of Suppliers' Own Load

          The daily process estimates the hourly load for each supplier for the previous day. There are five components in this process:

          . Select a proxy date from the previous year with characteristics which best match the day for which the hourly demand estimates are being produced. Extract class load shapes for the selected proxy date from the load research data base.

          . Scale the class load shapes appropriately for each individual customer based on the usage level of the customer relative to the class average usage level.

          . Calculate a factor for each customer which reflects their relative usage level and includes an adjustment for losses ("load adjustment factor"). Aggregate the load adjustment factors across the customers served by each supplier in each class.

          . Produce a preliminary estimate of each supplier's hourly loads by combining the proxy day class load shapes with the supplier's total load adjustment factors. Aggregate the loads across the classes for each supplier.

          . Adjust the preliminary hourly supplier estimates so that their sum is equal to MECO's actual hourly metered loads (as metered at the point of delivery to the distribution system) by allocating any differences to suppliers in proportion to their estimated load.

Monthly Reconciliation Process

          The monthly process will improve the estimates of supplier loads by incorporating the most recent customer usage information, which will be available after the monthly meter readings are processed. A comparison will be made between customers' estimated and actual usage, by billing cycle, then summed across billing cycles for each supplier. The ratio between the actual kWh and the estimated kWh reflects the kWh amount for which the supplier may have been overcharged or undercharged by NEPOOL or the ISO during the month. This ratio will be used to develop a kWh adjustment amount for each supplier for the calendar month. The sum of the adjustments will be zero because the total kWh will still be constrained to equal MECO's actual hourly metered loads during the month.

                      Appendix C. Arbitration Agreement

                             ARBITRATION AGREEMENT
                             ---------------------

          This Arbitration Agreement, dated as of September 1, 1998, is entered into between Massachusetts Electric Company and Nantucket Electric Company, both Massachusetts corporations (referred to collectively as "MECO") and USGen New England, Inc., a Delaware corporation ("Seller"). Reference is made to that certain Second Amended and Restated Wholesale Standard Offer Service Agreement dated as of September 1, 1998 (the "Service Agreement") between MECO and Seller. Unless otherwise specified or apparent from the context of this Arbitration Agreement, the term "Party" shall mean either MECO or Seller, or both of them.

          WHEREAS, MECO and Seller wish to avoid the burden, time, and expense of court proceedings with respect to any disputes that may arise from or relate to the Service Agreement, and to submit such disputes to mandatory binding arbitration if they cannot first be resolved through negotiation and mediation.

          NOW, THEREFORE, MECO and SELLER AGREE AS FOLLOWS:

1.        Mediation
          ---------

          Before resorting to mediation or arbitration under this Arbitration Agreement, the Parties will try to resolve promptly through negotiation any Arbitrable claim, as defined below. If the Arbitrable Claim has not been resolved through negotiation within ten (10) days after the existence of the Arbitrable Claim has been brought to the attention of the other Party in a writing, any Party may request in writing to resolve the Arbitrable Claim through mediation conducted by a mediator selected by agreement of the Parties. The mediation procedure shall be determined by the Parties in consultation with the mediator. Any medication pursuant hereto shall be kept confidential in accordance with Mass. G.L. c. 233, (S)23C. The fees and expenses of the mediator shall be borne equally by the Parties. If the Parties are unable to agree upon the identity of a mediator or a mediation procedure within ten (10) days after a Party has requested mediation in writing or if the Arbitrable Claim has not been resolved to the satisfaction of either MECO or Seller within forty (40) days after the Parties have selected a mediator and agreed upon a mediation procedure, either Party may invoke arbitration pursuant to the following sections by notifying the other Party of such selection in writing consistent with Section 3(c), below.

2.        Mandatory Arbitration
          ---------------------

          (a)  Except as provided in paragraph (b) of this Section 2 and in
Section 8, below, any case, controversy or claim arising out of or relating to the Service Agreement, its breach, or any other disputes arising out of the business relationship created by the Service Agreement, of whatever nature, including but not limited to any claim based in contract, in law, in equity, any statute, regulation, or theory of law now in existence or which may come into existence in the future, whether known or unknown , including without limitation, claims based upon deceit, fraudulent inducement, misrepresentation, 18 U.S.C (S)(S)1962 and 1964 (RICO), and
Mass. G.L. c. 93A, the federal and state antitrust laws (collectively, the "Arbitrable Claims"), which cannot be resolved by negotiation or mediation, as provided in Section 1 above, shall be submitted to mandatory, binding, and final arbitration in accordance with procedures set forth in this Agreement, which shall constitute the exclusive remedy for any and all Arbitrable Claims.

          (b) Notwithstanding paragraph (a) above, physical accidents or events giving rise to negligence or intentional tort claims for the recovery of property damages and/or damages for personal injury and failure to make payments due under Section 5.2 of the Service Agreement shall not be considered "Arbitrable Claims." However disputes regarding the interpretation or scope of any indemnification clauses in the Service Agreement shall be subject to arbitration, even if the dispute relates to whether one Party must indemnify the other for property damages and/or damages for personal injury, the recovery of which was or will be determined in a court of law.

          (c) Each Party agrees that it will not attempt to circumvent this Arbitration Agreement by coordinating or cooperating with their respective parent companies of affiliates or guarantors in the filing of a legal action in the name of any of the parent companies or affiliates or guarantors of the Parties to this Arbitration Agreement regarding claims that otherwise are subject to this Arbitration Agreement. Any Party failing to comply with this provision shall indemnify the other Party against, and hold the other harmless from, the costs (including reasonable litigation costs) incurred by the other in defending any and all claims brought by a parent company or affiliate or guarantor of the other in a court of law regarding claims that otherwise would Arbitrable Claims under this Arbitration Agreement.


3.        Selection and Qualification of Arbitrators
          ------------------------------------------

          (a) Any arbitration shall be conducted by a panel of three neutral arbitrators, consisting of (i) a practicing lawyer admitted to practice in the Commonwealth of Massachusetts; (ii) a person with professional experience in and substantial knowledge of the power generation industry in any one or more of the New England States, who may be, but need not be a lawyer, and (iii) a person with professional experience in and substantial knowledge of power markets in any one or more of the New England States, who may, but need not be, a lawyer (collectively, the "Arbitration Panel"). For purposes of this Arbitration Agreement, an arbitrator or candidate shall be considered "neutral" only if the arbitrator or candidate has not previously served as an arbitrator for a Party or one of its affiliates or guarantors and is not a present or former lawyer, employee or consultant of a Party or any of its affiliates or guarantors.

          (b) Any Party entitled to commence arbitration hereunder shall do so by serving a written Notice of Arbitration briefly describing the Arbitrable Claims and the Agreements under which they are brought. Service of such Notice of Arbitration shall be complete upon receipt by the person designated for each party at the addresses specified in Section 12 below.

          (c) Within twenty (20) days after service of a Notice of Arbitration, each Party shall serve upon the other Party a list of seven neutral candidates for each of the three panel members described in subparagraph (a) above.

          (d) Within twenty (20) days after service of the lists referred to in subparagraph (c), MECO and Seller shall then strike from the other's lists any two candidates from each of the lists, for any reason whatsoever. For the remaining candidates each Party shall rank each candidate on its three lists from one to five and shall do the same for the other Party's lists.

          (e) The candidates in each of the three categories with the lowest total score shall be invited to serve as panel members. In the event that the candidate in any of the three categories with the lowest total score is unable or unwilling to serve, or has a potential conflict of interest not consented to by each Party, then the candidate with the next lowest score in that category shall be invited to serve, subject to full disclosure by each candidate of, and consent by each Party to any potential conflicts of interests. This process shall be repeated until a full arbitration Panel is selected or the list of candidates for that category is exhausted. If the list of candidates for a category is exhausted the Parties shall exchange a new list of candidates for that category and the procedures set forth above shall be repeated a second time.

          (f) If the parties cannot select a full Arbitration Panel in accordance with these procedures than any Party may request that a court of competent jurisdiction appoint the remaining members subject to their qualifications, willingness and ability to serve as provided above.

          (g) The American Arbitration Association shall be appointed to facilitate and administer the parties' compliance with the procedures set forth above.

4.        Time Schedule
          -------------

          The Arbitration shall be conducted as expeditiously as possible. The Arbitration Panel shall schedule a pre-hearing conference and hearings as it deems advisable and shall use its best efforts to schedule consecutive days of hearings. Hearings shall be limited to a total of ten (10) days. The Arbitration Panel shall issue its final decision and award within thirty (30) days of the close of the hearings, which shall be accompanied by a written, reasoned opinion.

5.        Remedies
          --------

          (a) The Arbitration Panel shall not award punitive or multiple damages or any other damages not measured by the prevailing Party's actual damages - except that the Arbitration Panel, in its sole discretion, may shift all or a port on of the costs of the Arbitration to any Party.

          (b) Any award of damages by the Arbitration Panel shall be determined, limited and controlled by the damages limitation clauses of the Service Agreement applicable to the dispute before the Arbitration Panel.

          (c) The Arbitration Panel may, in its discretion, award pre-award and post-award interest on any damages award; provided, however, that the rate of pre-award or post-award interest shall not exceed a rate equal to the rate provided for post-judgment interest by 28 U.S.C.(S) 1961 as published from time to time by the Administrative Office of the United States Courts based on the equivalent coupon issue yield or auctions of 52-week Treasury bills.

6.        Confidentiality
          ---------------

          In accordance with Mass. G.L.c. 233 (S)23C. the existence, contents, or results of any mediation or arbitration hereunder may not be disclosed without the prior written consent of both Parties; provided, however, either Party may make disclosures as may be necessary to fulfill regulatory obligations to any regulatory bodies having jurisdiction, and may inform their lenders, affiliates, auditors and insurers, as necessary, under pledge of confidentiality and can consult with experts as required in connection with the arbitration under pledge of confidentiality. If any Party seeks preliminary injunctive relief from any court to preserve the status quo or avoid irreparable harm pending mediation or arbitration, the Parties agree to use best efforts to keep the court proceedings confidential, to the maximum extent permitted by law.

7.        FERC Jurisdiction over Certain Disputes
          ---------------------------------------

          (a) Nothing in this Arbitration Agreement shall preclude, or be construed to preclude, any Party from filing a petition or complaint with the Federal Energy Regulatory Commission ("FERC") with respect to any Arbitrable Claim. In such case, the other Party may request FERC to reject or to waive jurisdiction. If the FERC rejects or waives jurisdiction, with respect to all or a portion of the claim, the portion of the claim not so accepted by FERC shall be resolved through arbitration, as provided in this Arbitration Agreement. TO the extent that FERC asserts or accepts jurisdiction over the claim, the decision, finding of fact, or order of FERC shall be final and binding, and any arbitration proceedings that may have commenced prior to the assertion or acceptance of jurisdiction by FERC shall be stayed, pending the outcome of the FERC proceedings.

          (b) The Arbitration Panel shall have no authority to modify, and shall be conclusively bound by, any decision, finding of fact, or order of FERC. However, to the extent that a decision finding of fact, or order of FERC does not provide a final or complete remedy to the Party seeking relief, such Party may proceed to arbitration under this Arbitration Agreement to secure such remedy, subject to the FERC decision, finding or order.

8.        Preliminary Injunctive Relief
          -----------------------------

          Nothing in this Arbitration Agreement shall preclude, or be construed to preclude, the resort by either Party to a court of competent jurisdiction solely for the purposes of securing a temporary or preliminary injunction to preserve the status quo or avoid irreparable harm pending mediation or arbitration pursuant to this Arbitration Agreement.

9.        Governing Law
          -------------

          This Arbitration Agreement shall be construed, enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts.

10.       Location of Arbitration
          -----------------------

          Any arbitration hereunder shall be conducted in Boston, Massachusetts.

11.       Severability
          ------------

          If any section, subsection, sentence, or Clause of this Arbitration Agreement is adjudged illegal, invalid, or unenforceable, such illegality, invalidity, or enforceability shall not affect the legality, validity, or enforceability of the Arbitration Agreement as a whole or of any section, subsection, sentence or clause hereof not so adjudged.

12.       Notices
          -------

          Any notices required to be given pursuant to this Arbitration Agreement shall be in writing and sent to the receiving party by (i) certified mail, return receipt requested, (ii) overnight delivery service, or (iii) facsimile transmission (confirmed by telephone), addressed to the receiving party at the address shown below or such other address as a party may subsequently designate in writing. Any such notice shall be deemed to be given
(i) three days after deposit in the United States mail, if sent by mail, (ii) when actually received if sent by overnight delivery service, or (iii) when sent, if sent by facsimile and confirmed by telephone.

          If to MECO:   Massachusetts Electric Company
                        25 Research Drive
                        Westborough, Massachusetts 01582
                        Attention: General Counsel
                        Facsimile: (508) 389-2463

          If to Seller  USGen New England, Inc.
                        7500 Old Georgetown Road, 13th Floor
                        Bethesda, MD 20814
                        Attention: Stephen A. Herman, Esq.
                        Facsimile: (301) 718-6913

          In addition, the parties shall send copies of any notices required by the terms of any of the Agreements, in accordance with the terms of each Agreement.

          IN WITNESS WHEREOF, Each Party has caused its duly authorized officers to execute this Arbitration Agreement on the dates set forth below.


                                    MASSACHUSETTS ELECTRIC COMPANY


                                    BY: /s/ Larry J. Reilly
                                        ------------------------

                                    Its President
                                        ------------------------


                                    NANTUCKET ELECTRIC COMPANY


                                    BY: /s/ Larry J. Reilly
                                        ------------------------

                                    Its President
                                        ------------------------


                                    USGEN NEW ENGLAND, INC.


                                    BY: /s/ James V. Mahoney
                                        ------------------------

                                    Its Senior Vice President
                                        ------------------------